UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2006

AutoNation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

110 SE 6th Street, Ft. Lauderdale, Florida		33301
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(954) 769-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 26, 2006, Mr. Craig T. Monaghan submitted his resignation as Executive Vice President and Chief Financial Officer of AutoNation, Inc. (the "Company") effective on August 31, 2006. Mr. Monaghan has accepted the position of Chief Financial Officer for Sears Holdings Corporation commencing on September 1, 2006. The Company will commence a national search for the Chief Financial Officer position immediately.

On July 26, 2006, Mr. J. Alexander McAllister, Vice President and Corporate Controller of the Company, was appointed to serve as Interim Chief Financial Officer of the Company effective September 1, 2006. Mr. McAllister will continue to serve as Vice President and Corporate Controller during his tenure as Interim Chief Financial Officer. It is expected that Mr. McAllister will serve as Interim Chief Financial Officer of the Company until the earlier of December 31, 2006 and the date on which a new Chief Financial Officer is appointed by the Board of Directors and has taken office. In addition, on July 25, 2006, Mr. McAllister notified the Company of his decision to retire from the Company on December 31, 2006. Mr. McAllister had independently approached the Company about retiring for personal reasons unrelated to the Company or Mr. Monaghan’s resignation.

Mr. McAllister, age 41, has served as the Company's Vice President – Corporate Controller since July 2001. For approximately six years prior to joining the Company, Mr. McAllister served in various finance and accounting positions with Kellogg Company, including Vice President – Finance of an operating unit. Mr. McAllister is a certified public accountant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AutoNation, Inc.

July 27, 2006	By:	/s/ Jonathan P. Ferrando

Name: Jonathan P. Ferrando
Title: Executive Vice President, General Counsel and Secretary